Exhibit 14.1

OUR CREED

We believe that the SATISFACTION OF OUR CLIENTS and Direct Suppliers and of all those who use our products and services, is our first strategic pillar, the driver of our growth and the main indicator of our businesses.

Therefore, we must strive to:

• Ensure that our products and services are consistent and of the highest quality.

• Be cost leaders in each of the segments in which we participate, to be able to offer highly competitive prices.

We believe that OUR PEOPLE are the second strategic pillar. It is only with their skill, professional development, commitment, creativity and enthusiasm that we can obtain the expected results.

For this reason:

• We strive for the satisfaction of our people.

• We fully reaffirm our commitment to the Company’s long-term stability and growth.

• We feel fully responsible to our employees, men and women who give us their effort and support on a daily basis, as well as to their families.

• We will respect our people at all times, and we will acknowledge their merits.

• We will consider that remuneration must be fair, based on the level of responsibility assumed and the fulfillment of the proposed objectives, and in accordance with the general level that prevails in each location.

• We will ensure safe and hygienic working conditions and will provide the necessary resources for tasks to be carried out in a satisfactory manner.

• We will cover all positions with the most suitable candidate, regardless of age, sex, marital status, religion, race or nationality.

OUR CREED

• We will promote a work environment where people can openly communicate their concerns and suggestions.

• We will strive at all times to provide competent, fair and ethical leadership, in which we will lead by example.

• No official of the organization may employ in their Sector any persons who are relatives of theirs. Nor can there be relationship of kinship between people working in the same Sector.

• No person who is registered as an employee of the company may be contracted as a supplier.

• We believe that all necessary information must be openly provided so that the different operational levels may adequately carry out their functions, but we also believe that this is one of the company’s strategic resources and that, therefore, it must be closely guarded and kept strictly confidential.

• We are convinced that competitive demands will increase continuously; therefore, no Company executive should employ part of their time and effort in professional activities that are unrelated to the organization.

We believe that we are responsible to the COMMUNITIES in which we live and conduct our activities, and to the rest of the SOCIETY as a whole.

Our commitment in this area includes:

• Protecting the environment in all our operations.

• Acting in all circumstances as good citizens, supporting works of goodwill and charity.

• Encouraging civic progress, health and education.

• Complying with tax laws and all other laws.

• Keeping the properties that we have the privilege to use in good conditions.

OUR CREED

We believe that our SUPPLIERS AND DISTRIBUTORS should be treated with absolute Respect.

Therefore:

• Negotiations will be guided by the principle of mutual benefit, and efforts will be made to develop stable, long-term relationships with them.

• We will strive to support them in all ways that are within our reach.

We believe in a flexible, efficient, decentralized ORGANIZATION, with few hierarchical levels, that promotes teamwork, innovation, the delegation of functions with assignment of responsibility for the accomplishment of specific goals, personal initiative and fluent and open communication.

We believe that the Company must have adequate PROFITABILITY THROUGH SUSTAINABLE MANAGEMENT, as the only genuine means of financing the investments required for the growth and improvement of management:

• We must acquire new equipment, open new facilities and launch new products.

• We must experiment with new ideas.

• We must promote research, develop innovative programs and assume responsibilities for any mistakes we may make.

• We must create reserves in order to cope in times of adversity.

• We must develop our staff.

• We must continually improve our business, operational, administrative and management processes.

We believe if we comply with the above mentioned principles, the policies in force and the commitments undertaken by the organization, SHAREHOLDERS will be satisfied, they will be able to enjoy fair profits and their enthusiasm and commitment to the Organization will increase.